For period ending February 28, 2007

File number 811-4448


 77.Q.1

UBS MASTER SERIES, INC.
UBS RMA MONEY FUND INC.
UBS RMA TAX-FREE FUND INC.



CERTIFICATE OF VICE PRESIDENT AND ASSISTANT SECRETARY FOR BOARD
RESOLUTIONS APPROVING BYLAW AMENDMENTS



	I, Keith A. Weller, Vice President and Assistant Secretary of UBS Master Series, Inc., UBS RMA Money Fund Inc., and UBS RMA Tax-Free Fund Inc. (each a Fund and, collectively, the Funds), hereby certify that, at a duly convened meeting of the Board of Directors of each Fund held on November 15, 2006, the Board of Directors duly and unanimously approved the following preambles and resolution:


	WHEREAS, the Nominating and Corporate Governance Committee of the Board has recommended to the full Board that the Boards mandatory retirement age be changed from 72 to 74; and

	WHEREAS, the Board has accepted the Nominating and Corporate Governance Committees recommendation and has determined that it is in the best interest of the Fund to change the Boards retirement age policy;

	NOW, THEREFORE, BE IT

	RESOLVED, that pursuant to the relevant section of the Funds Restated Bylaws (the Bylaws) concerning amendments to the Funds Bylaws,
Article III, Section 3.16 of the Funds Bylaws be, and it hereby is, amended to read as follows:

Section 3.16. Retirement of Directors: Each Director who has attained the age of seventy-four (74) years shall retire from service as a Director on the last day of the month in which he or she attains such age. Notwithstanding anything in this Section, a Director may retire at any time as provided for in the governing instrument of the Corporation.


	IN WITNESS WHEREOF, I have signed this certificate as of the 5th day of February, 2007.

UBS MASTER SERIES, INC.
UBS RMA MONEY FUND INC.
UBS RMA TAX-FREE FUND INC.


By:		/s/ Keith A. Weller
Name:	Keith A. Weller
Title:	Vice President and Assistant Secretary